UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Southern Indiana Gas & Electric Company     )
Vectren Utility Holdings, Inc.              )        Docket No. EC00-___-000
Vectren Corporation                         )


              APPLICATION FOR APPROVAL OF CORPORATE REORGANIZATION

     Pursuant to Section 203 of the Federal Power Act, Southern Indiana Gas & Electric Company ("SIGECO"), Vectren Corporation ("Vectren") and Vectren Utility Holdings, Inc. ("VUHI") (jointly, "Applicants") hereby file this application for approval of a proposed corporate reorganization (the "Reorganization"). The proposed Reorganization involves a change in the ownership structure of SIGECO and other Vectren subsidiaries, Community Natural Gas Company ("Community"), Indiana Gas Company, Inc. ("Indiana Gas"), and Vectren Energy Delivery of Ohio, Inc. ("OhioCo") (collectively, the "Vectren Companies"), that will be accomplished by Vectren contributing the stock of such subsidiaries to its newly formed, wholly-owned subsidiary, VUHI.

     As is demonstrated below, the proposed Reorganization is consistent with the public interest. In support hereof, the Applicants state:

I. Introduction

     This Reorganization is essentially similar to the formation of a holding company or other internal corporate reorganizations approved by the Commission.\1 As an internal reorganization, the proposed Reorganization should not raise concerns of market power, or other issues of interest to the Commission. The proposed Reorganization will only accomplish a change in

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1/ See, e.g., Central Maine Power Co., 84 FERCP. 61,030 (1998).
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corporate  structure  and will not cause a change in ultimate  control of any of the assets owned by the parent company./2

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2 See Duke Energy  Corp.  and  Nantahala  Power and Light Co., 83 FERCP.  62,181
(1998).

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     The Reorganization will not affect  jurisdictional  contracts or rates. The
Reorganization will not create any change in the ultimate control of the subsidiaries, nor will it introduce a new player into the market.

     The Reorganization also will not have any adverse impact on regulation since no new registered holding company will be created and, therefore, the jurisdiction of the Securities and Exchange Commission ("SEC") will not be an issue. For these reasons, the Reorganization should be approved by the Commission as being in the public interest.

     II. The Vectren Companies

     A. Southern Indiana Gas & Electric Company

     SIGECO is engaged in the generation, transmission, distribution and sale of electric energy, as well as the purchase of natural gas and its transportation, transmission, distribution and sale in a service area covering all or parts of ten counties in southwestern Indiana. Electric distribution service at retail is supplied to customers in Evansville and 74 other cities, towns and communities, as well as adjacent rural areas. SIGECO provides wholesale sales service to an additional five communities. SIGECO provides full requirements service to the City of Huntingburg and the City of Boonville, Indiana. SIGECO provides electric distribution service at retail to approximately 126,000 customers. It is a party to an interconnection agreement under which it provides firm power to the City of Jasper, Indiana. Under an agreement dated June 26, 1969, filed with the Commission, SIGECO's FERC Rate Schedule No. 29, as amended, SIGECO makes sales to Alcoa Generating Corporation.

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

     SIGECO is a member of the East Central Area Reliability Group ("ECAR") under an agreement that obligates it to maintain a spinning reserve margin. SIGECO is interconnected with Louisville Gas and Electric Co., PSI Energy, Inc., Indianapolis Power & Light Co., Hoosier Energy, Big Rivers Electric Corporation, Wabash Valley Power Association and the City of Jasper. Its 1999 peak load was 1,199.5 MW.

     SIGECO has filed an open-access transmission tariff with the Commission in accordance with Order No. 888. The Commission approved the non-rate terms and conditions of the tariff in 1996 (See Atlantic City Electric Co., et al., 77 FERCP. 61,144 (1996)) and approved the rates provided for therein the following year (See Allegheny Power System, Inc., et al., 80 FERCP. 61,143 (1997)). SIGECO has also adopted Standards of Conduct, which the Commission has held to be consistent with Order No. 889. See Ameren Services Co., et al., 86 FERCP. 61,079
(1999)).

     Since March 1999, SIGECO applied to become, and was accepted as, a Participant in the Midwest Independent Transmission System Operator.

     In Southern Indiana Gas & Electric Co., 77 FERCP. 61,024 (1996), the Commission approved SIGECO's application for authority to sell electricity at market-based rates. The Commission's action was based in part upon a finding that Southern Indiana's "market share of installed and uncommitted generating capacity will not exceed levels [that] the Commission previously has found to be acceptable." Id. at 61,092.

     SIGECO's retail electric service is regulated by the Indiana Utility Regulatory Commission ("IURC"). The IURC also regulates SIGECO's natural gas business. SIGECO supplies natural gas to approximately 107,000 customers in Indiana. It operates 2,932 miles of gas transmission and distribution lines. The SIGECO gas system also includes a number of underground gas storage fields.

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

     In 1999, SIGECO had operating revenues of approximately $375.8 million and net income of approximately $46.7 million. SIGECO's gas utility operations are located in a single contiguous area in southwestern Indiana. SIGECO purchases nearly 100% of its system supply gas requirements from the Gulf Coast production basin, particularly in the on-shore and offshore Texas and Louisiana producing regions. SIGECO has contracted for firm transmission capacity on five interstate gas pipelines: Texas Gas Transmission Corporation, Midwestern Gas Transmission Company, Tennessee Gas Pipeline Company, ANR Gas Pipeline Company and Texas Eastern Transmission Corporation.

     B. Vectren Corporation

     Vectren was formed in June of 1999 for the purpose of serving as the entity resulting from the combination of Indiana Energy, Inc. and SIGCORP, Inc. That combination occurred on March 31, 2000./3 Through its subsidiaries, SIGECO, Community and Indiana Gas, Vectren provides electric and/or gas utility service to customers in Southern and Central Indiana. Vectren also owns a number of additional subsidiaries that will not become subsidiaries of VUHI, listed in Attachment A hereto. Vectren is a public utility holding company that claims exemption from registration pursuant to Rule 2 under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 ("PUHCA").

     C. Vectren Utility Holdings, Inc.

     VUHI is an Indiana corporation, and a wholly-owned subsidiary of Vectren. VUHI was created on March 31, 2000 to serve as the intermediate holding company for Vectren's utility interests. Upon receipt of the necessary regulatory authorization, Vectren will contribute the common stock of a number of its subsidiaries, including SIGECO, to VUHI.

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3 Southern Indiana Gas & Electric Co. and Vectren Corp., 89 FERCP. 61,288 (1999)
("Merger Order").

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

     VUHI will claim exemption from registration under PUHCA pursuant to Section 3(a)(1).

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



     D. Other Vectren Companies That Will Become Subsidiaries of VUHI

     In addition to SIGECO, the following Vectren Companies will become subsidiaries of VUHI: Community Natural Gas Company/4, Vectren Energy Delivery of Ohio, Inc. ("OhioCo")/5 and Indiana Gas Company, Inc/6.

III. The Proposed Reorganization

     The proposed transaction, for which Commission authorization is sought herein, is the contribution by Vectren of the common stock of SIGECO to its wholly-owned subsidiary VHUI. Attached hereto as Attachment A is a chart that depicts the proposed corporate structure following the proposed Reorganization.

IV. The Proposed Reorganization Is Consistent With The Public Interest

     The Commission has restated the factors it will examine in considering transactions that are subject to Section 203 of the Federal Power Act. Specifically, the Commission will consider (a) the effect of the transaction on competition; (b) the effect of the transaction on rates; and, (c) the effect of the transaction on regulation./7 Consideration of these factors shows that the

4/ Community is a very small local natural gas distribution company that provides service to approximately 7,000 customers in Southern Indiana. Community's operations are subject to regulation by the IURC. Vectren has a 33% interest in Community.

5/ OhioCo is an Ohio corporation created to hold a portion of certain of the natural gas distribution assets that will be acquired from The Dayton Power & Light Company ("DP&L Assets") and to operate them on behalf of itself and Indiana Gas. After the acquisition of the DP&L Assets, the operations of OhioCo will be subject to regulation by the Ohio Public Utility Commission.

6/ Indiana Gas is a local distribution company that provides gas distribution service to approximately 510,000 customers in Indiana. The largest communities served include Muncie, Anderson, Lafayette-West Lafayette, Bloomington, Terre Haute, Marion, New Albany, Columbus, Jeffersonville, New Castle and Richmond. In 1999, Indiana Gas had operating revenues of approximately $431.4 million and a net income of approximately $29.7 million. The IURC regulates Indiana Gas' business. Indiana Gas' operations are covered by the Hinshaw Amendment and exempt from Commission's regulations under Section 1 (b) and 1(c) of the Natural Gas Act, 15 U.S.C.ss.ss.717 (b), 717(c) (Indiana Gas & Water Co., Inc., 13
F.P.C. 1373 (1954)) and under Section 7(f) of the Natural Gas Act, 15 U.S.C.ss.717f(f) (Ohio River Pipeline Corp., et al., 55 FERCP. 61,365 (1991)).

7/ 18 C.F.R.ss.2.26 (1999). Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, III FERC Stats. & Regs. [Regs. Preambles]P. 31,044 (1996), recon. denied, Order No. 592-A, 79 FERCP. 61,321 (1997) ("Merger Policy Statement").

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intra-corporate change in ownership of SIGECO clearly warrants approval as being consistent with the public interest.

     The Reorganization is designed to provide increased financial, managerial, and organizational flexibility in order to better position Applicants to operate in the changing energy industry. The intermediate holding company structure will serve to further streamline the operations of the Vectren utilities, and to provide an additional degree of structural separation for those companies. Further, the Reorganization will promote the economical and efficient development of an integrated public utility system, thereby serving the public interest.

     A. The Proposed Reorganization Will Have No Adverse Effect On Competition

     The proposed Reorganization will not create or enhance market power in any market under the standards employed by the Commission. This is so for one basic reason: the Reorganization is a purely intra-corporate transaction. It will not increase Vectren's ownership or control of transmission or generation facilities. The Commission has found that such purely intra-corporate reorganizations will not have an anti-competitive effect./8 Moreover, the transaction will promote the economical and efficient development of an integrated public utility system, thereby serving the public interest.

     In the Merger Order, the Commission concluded that the merger of the parent companies of SIGECO and Indiana Gas into Vectren did not raise horizontal market power issues. Additionally, the Commission found that "the merged company's consolidation of delivered gas and generation interests will not create or enhance the ability of the merged company to adversely affect prices or output in downstream electricity markets and, as a result, the proposed merger will not

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8 See Boston Edison Co. and BEC Energy, 80 FERCP. 61,274 at 61,994 (1997).

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

adversely affect competition in electricity markets." Id. at 61,901-02. Nothing has altered the basis for this determination.

     As described by David Patton in his Affidavit, attached hereto as Attachment B ("Patton Affidavit"), "[t]he restructuring Vectren proposes, in and of itself does not raise any competitive concerns since it does not increase Vectren's control of electric generation, electric transmission assets, or natural gas assets." Patton Affidavit at 4.

     Vectren and one of its subsidiaries, OhioCo have entered into an agreement to purchase certain of the natural gas distribution assets of The Dayton Power & Light Company ("DP&L")/9 (the "DP&L Assets"). The acquisition is described in Vectren and VUHI's filings with the SEC, copies of which are attached hereto as Exhibit G./10 The DP&L Assets are further described in the Patton Affidavit.

     This acquisition of the DP&L Assets is unrelated to the Reorganization in that it will occur with or without the Reorganization. See Patton Affidavit at
4. Nevertheless, Dr. Patton has examined whether this acquisition potentially raises any competitive concerns under the Commission's analytic framework outlined in the Notice of Proposed Rulemaking establishing merger filing requirements ("Filing Requirements NOPR")./11 Dr. Patton concludes that Vectren's acquisition of the DP&L Assets will not create or enhance vertical market power in the relevant market for a number of reasons. Id. at 5.

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9/ DP&L is a wholly owned  subsidiary  of DPL,  Inc., a public  utility  holding company that claims exemption from registration pursuant to Rule 2 under Section 3(a)(1). DP&L provides electric and gas service to customers in west central Ohio.

10/ This acquisition was reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act and rules and regulations thereunder. Following the receipt of responses to a second request, the Department of Justice has closed its investigation on this matter.

11/ Revised Filing Requirements Under Part 33 of the Commission's Regulations; Notice of Proposed Rulemaking, 63 Fed. Reg. 20340 (1998).

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


     First, Dr. Patton's analysis reveals that natural gas is used to produce only a de minimis amount of electricity in the relevant market, which precludes the possibility that the control of natural gas assets could raise vertical market power concerns. Patton Affidavit at 5-7. On this basis, he concludes that a full vertical screen analysis is not necessary to determine that the acquisition will not increase vertical market power consistent with the Commission's policy outlined in the Filing Requirements NOPR./12

     Second, Dr. Patton analyzes the increase in Vectren's natural gas capacity holdings due to the acquisition and determines that the increase is not large enough to raise Vectren's market share or the market's concentration to levels that would generate competitive concerns in the upstream natural gas market. Id. at 8. The market shares he estimates after the acquisition range from 10 to 20 percent in the scenarios he analyzes and the market concentration level remains below 1000 points in all scenarios. Dr. Patton concludes from these results that "...there is virtually no possibility for Vectren to exercise market power unilaterally or in coordination with others in the upstream natural gas market". Id. at 8.

     Dr. Patton also cites a number of factors in the relevant market that mitigate any competitive concerns related to the upstream natural gas market. These factors include: 1) the region's vast quantity of natural gas storage, 2) the large share of Vectren's gas transportation contracts that are expiring near-term and will not be renewed, and 3) the construction of considerable amounts of new pipeline capacity into or through the Midwest. Id.

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12/ Moreover,  in the Merger Policy  Statement,  the  Commission  indicated that applicants should use a screening analysis to determine the effects of a merger on competition. However, no screen analysis is possible where the ownership of
certain  public-utility   subsidiaries  is  transferred  in  an  intra-corporate
reorganization, to a wholly-owned subsidiary of the transferor. Moreover, as the Commission indicated in the Merger Policy Statement, its policy statement focuses on mergers rather than "relatively minor" transactions that require
Section  203  authorization.   Merger  Policy  Statement,  at  30,113  n.8.  The
transaction for which approval is sought herein is "relatively minor" and does not involve a merger.

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     Consequently,  even after the  acquisition of the DP&L Assets is completed,
Applicants will not have the ability to use their control of natural gas facilities or transportation capacity to raise the costs of their rivals in the downstream electricity market, thereby allowing Applicants to profitably raise
prices./13   Accordingly,   the   Reorganization   will  not  adversely   affect
competition.

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13 See San Diego Gas & Electric  Co. and Enova  Energy,  Inc.  79 FERCP.  61,372
(1997).

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     B. The Proposed Reorganization Will Have No Effect On Rates

     In the Merger Policy Statement, the Commission made clear that its concern with the effect of a proposed transaction on rates is to protect ratepayers from rate increases because of a merger. See Merger Policy Statement, III FERC Stats. & Regs. at 30,123.

     The proposed transaction will have no adverse effect on the wholesale electric rates of SIGECO. SIGECO provides full requirements service to the City of Huntingburg and the City of Boonville, Indiana. SIGECO also provides partial requirements service to the City of Jasper, Indiana, and backup and emergency power to Alcoa Generating Company. To protect wholesale customers from any merger-related costs, Applicants agree that none of the costs arising out of the Reorganization will be used as a vehicle for an increase in their jurisdictional entities' wholesale electric rates. If the Applicants sought to alter either SIGECO's transmission or wholesale power rates, they would be required to file such a change under Section 205 of the Federal Power Act. Such a filing would give the Commission full opportunity to review the proposed change, as well as provide the affected customers with the opportunity to raise any rate-related issues.

     Additionally, with regard to the agreements under which SIGECO sells power at wholesale under its market-based rate authority, if SIGECO were to attempt to institute an unjustified increase in its rates, its customers would simply go elsewhere to purchase their bulk power supplies. The Reorganization will not have an adverse effect on SIGECO's market-based rates because those rates are


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based on the market,  not costs,  and market forces will assure that these rates remain just and reasonable.

     Therefore, the Reorganization does not present any rate-related issues. Thus, the Commission should decide that the Reorganization will not have any adverse effect on rates and that ratepayers will be protected from any harm related to the transaction.

     C. The Proposed Reorganization Will Not Affect Regulation

     As the Commission explained in its Merger Policy Statement, the Commission's primary concern with the effect of a proposed merger on regulation involves shifts of authority between the Commission's jurisdiction and that of the SEC or state commissions. Merger Policy Statement, III FERC Stats. & Regs. at 30,124-125. Nothing in the Reorganization will affect the manner or the extent to which the Commission or state commissions can regulate the transactions and facilities of Applicants.

     Currently, SIGECO is subject to broad regulation as to rates and other matters, including affiliate transactions, by the IURC. SIGECO's electric operations are subject to the jurisdiction of the FERC under the Federal Power Act with respect to wholesale electric rates and other matters. The gas distribution operations of SIGECO are covered by the Hinshaw Amendment, and thus, are exempt from regulation by the FERC under Sections 1(b) and 1(c) of the Natural Gas Act.

     No state commission will obtain jurisdiction as a result of the proposed Reorganization.

     No registered holding company is being created as a result of the Reorganization. Vectren and VUHI qualify for exempt status under Section 3(a)(1) of PUHCA, and have filed with the SEC a Form U-1, Declaration Under the Public Utility Holding Company Act of 1935. Copies of the Form U-1 and the Amendment subsequently filed are attached hereto as Exhibit G. In order to avoid any

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

concern by this Commission that Vectren and VUHI may withdraw the SEC application, or that the SEC may deny the application, thereby permitting Applicants to invoke the Ohio Power doctrine,/14 Applicants agree to refrain to invoke the Ohio Power doctrine with regard to intra-corporate transactions./15

     Thus, the Commission's regulation will not be impaired by the shift of any regulatory authority.

     In addition, the Reorganization will not interpose any wholesale seller into a transaction that had previously been a retail sale. Therefore, it will not deprive any state jurisdiction over retail sales. Nor will the Reorganization result in the transformation of any power sales (wholesale or retail) into intra-divisional transfers; for that reason as well, the Reorganization will not deprive the Commission or any state of jurisdiction./16

V. Information Required by Section 33.2 of the Commission's Regulations

     In support of this application, Vectren and VUHI hereby submit the following information required by 33.2 of the Commission's Regulations.

         Section 33.2 (a)

          Southern Indiana Gas & Electric Company
                      Vectren Corporation
                 Vectren Utility Holdings, Inc.
                     20 N.W. Fourth Street
                          P.O. Box 209
              Evansville, Indiana 47702-0209

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14/ Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied, FERC v.
Ohio Power Co., et al., 506 U.S. 981 (1992).

15/ Vectren had already committed to refraining from invoking the Ohio Power doctrine in SIGECO's Application for Authorization and Approval of Merger under
Section 203 of the Federal Power Act, filed on August 13, 1999, in Docket No. EC99-106-000 ("Merger Application").

16/ See Washington Water Power Co. and Sierra Pacific Power Co., 73 FERCP. 61,218 (1995).


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


     Section 33.2 (b)

           Ronald E. Christian                    Andrea J. Chambers, Esq.
     Senior Vice President, General               Sonia Mendonca, Esq.
           Counsel and Secretary           LeBoeuf, Lamb, Greene & MacRae LLP
Southern Indiana Gas & Electric Company       1875 Connecticut Avenue, NW
           Vectren Corporation                    Washington, DC 20009
      Vectren Utility Holdings, Inc.
          20 N.W. Fourth Street
               P.O. Box 209
   Evansville, Indiana 47702-0209

     Section 33.2 (c ) and (d)

     SIGECO provides retail electric service in the following counties of the State of Indiana: Vanderbugh, Posey, Gibson, Warrick, Spencer and Pike. The facilities used by SIGECO to provide FERC-jurisdictional sales and transmission service consist of the generation facilities listed on Exhibit F attached to SIGECO's Application for Authorization and Approval of Merger under Section 203 of the Federal Power Act, filed on August 13, 1999, in Docket No. EC99-106-000 ("Merger Application"), incorporated herein by reference and the transmission facilities shown on Exhibit E to the Merger Application, incorporated herein by reference.

     Section 33.2 (e)

     As described in Section III hereof, the proposed transaction is a corporate reorganization. This Application requests authorization for a change in ownership of SIGECO through the contribution by Vectren of the stock of SIGECO to VUHI. No consideration is being paid for the capital contribution.

     Section 33.2 (f)

     As described in this Application, VUHI's parent, Vectren, will make a capital contribution of the stock of SIGECO to VUHI. As discussed herein, the proposed reorganization will include all of the jurisdictional operating facilities of the parties to the transaction. The jurisdictional facilities will be operated after the consummation of the proposed Reorganization in the same manner as they are currently operated. All facilities used to provide jurisdictional service will remain the property of SIGECO, although control will be indirectly transferred to VUHI. A list and map of such facilities are attached to the Merger Application as Exhibits E and F and incorporated herein by reference. The use of such facilities is described in Section II A of this Application, which is incorporated herein by reference.

     Section 33.2 (g)

     The transaction will take place at the holding company level, not at the operating company level. After the transaction, the books of accounts of
Vectren's public-utility subsidiaries will continue to be maintained in accordance with the Commission's Uniform System of Accounts, just as they are today. No entries will be necessary to reflect the transaction. Therefore, Applicants respectfully request a waiver of the requirement in section 33.2(g) of the Commission's regulations./17

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17/ See Merger  Order,  and  Central  Illinois  Light Co. and the AES Corp.,  87
FERCP. 61,293 (1999).

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     Section 33.2 (h)

     The transaction will take place at the holding company level and, therefore, it will have no material effect on any contract for the purchase, sale or interchange of electric energy. There are no plans by Applicants to alter the performance of their obligations or those of their subsidiaries under jurisdictional contracts in any way.

     Section 33.2 (i)

     Vectren and VUHI have filed a Form U-1, Declaration Under the Public Utility Holding Company Act of 1935 with the Securities and Exchange Commission. Copies of the Form U-1 and the Amendment subsequently filed are attached hereto as Exhibit G. No other filings are required in connection with the proposed Reorganization.

     Section 33.2 (j)

     The facts relied upon to show that the proposed transaction is consistent with the public interest are set forth in Section IV of this Application, and the attachments and exhibits, and are incorporated herein by reference.

     Section 33.2 (k)

     A full and complete description of the franchises held by SIGECO is set

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

forth in Section II A of this Application. Under Indiana law, the franchises held by SIGECO are automatically converted into indeterminate permits of perpetual duration. The oversight of service areas is done by IURC pursuant to Indiana statutes.

     Section 33.2 (l)

     A draft form of notice suitable for publication in the Federal Register is attached as Attachment C hereto. An electronic version of the draft notice is also submitted on a 3 1/2" diskette in WordPerfect 5.1 format.

VI. Request for Expedited Treatment

     Applicants respectfully request that the Commission act on this Application not later than August 10, 2000. As described above, the Reorganization and the acquisition of the DP&L Assets are the subject of a Declaration Under the Public Utility Holding Company Act of 1935 filed by Vectren and VUHI with the SEC (as subsequently amended). In that filing, Applicants request that the SEC reserve jurisdiction on the contribution of stock to VUHI in the event that the SEC notice period closes prior to the receipt of a FERC order with regard to the Reorganization. The SEC notice period, as proposed by Vectren and VUHI would close by July 21, 2000. This request for expedited treatment and the request for SEC to reserve jurisdiction is necessary so the issue of the contribution of stock to VUHI will neither delay nor otherwise affect the SEC review of the acquisition of the DP&L Assets. The timely review by the SEC of the acquisition of the DP&L Assets is required for business reasons, including the need for Vectren to perform gas planning and acquisition for the 2000-2001 heating period. Thus, it is important that the Commission approve the reorganization by August 10.

VII. Conclusion

     In light of the clear absence of any adverse impact on competition in any market, any regulated cost-based rates, or the nature of regulation, the change in ownership and disposition of jurisdictional facilities satisfies the standards of the Merger Policy Statement. Therefore, it should be approved as being "consistent with the public interest." Applicants respectfully request that the Commission approve the Reorganization on an expedited basis to allow this beneficial business transaction to be consummated.

                                            Respectfully submitted,


                                            ------------------------
                                            Andrea J. Chambers
                                            Sonia Mendonca
                                            LeBoeuf, Lamb, Greene & MacRae,
                                              L.L.P.
                                            1875 Connecticut Avenue, N.W.
                                            Washington, D.C.  20009
                                            (202) 986-8000

                                            Attorneys for Southern Indiana Gas
                                            & Electric Co., Vectren Corporation
                                            and Vectren Utility Holdings, Inc.


Dated:  July 10, 2000

                                       17




                   EXHIBITS REQUIRED UNDER 18 C.F.R. ss. 33.3

Exhibit A

     Copies of all resolutions of directors authorizing the proposed disposition, merger, or consolidation of facilities, or acquisition of securities, in respect to which the application is made, and, if approval of stockholders has been obtained, copies of the resolutions of the stockholders should also be furnished.

     No resolution is required for a capital contribution and, therefore, Applicants respectfully request a waiver of this requirement. An internal memorandum describing the internal procedures for authorizing the Reorganization is attached hereto as Exhibit H.

Exhibit B

     A statement of the measure of control or ownership exercised by or over each party to the transaction as to any public utility, or bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or any company supplying electric equipment to such party. Where there are any intercorporate relationships through holding companies, ownership of securities or otherwise, the nature and extent of such relationship; also state whether any of the parties to the transaction have officers or directors in common. If not a member of any holding company system, include a statement to that effect.

     The governance structure of the Applicants is fully described in the preceding sections of this Application and, therefore, Applicants respectfully request a waiver of the requirement to file a separate statement.

Exhibit C

     Balance sheets and supporting plant schedules for the most recent 12 month period only, on an actual basis and on a pro forma basis in the form prescribed for Statement A and B of the FPC Annual Report Form No. 1, prescribed by Sec.
141.1 of this chapter (Chapter I of 18 C.F.R.). The adjustments necessary to arrive at the pro forma statements should be clearly identified.

     As indicated before in this Application, none of the financial statements of SIGECO will be affected by the proposed transaction. Therefore, no useful purpose would be served by requiring the filing of financial data showing the impact of the transaction on a pro forma basis. Applicants respectfully request a waiver of the requirement to file this information. See Merger Order, and Central Illinois Light Co. and the AES Corp., 87 FERC P. 61,293 (1999).

Exhibit D

     A statement of all known contingent liabilities except minor items such as damage claims and similar items involving relatively small amounts, as of the date of the application.

     As indicated before in this Application, none of the financial statements of SIGECO will be affected by the proposed transaction. Therefore, no useful purpose would be served by requiring the filing of financial data showing the impact of the transaction on a pro forma basis. Applicants respectfully request a waiver of the requirement to file this information. See Merger Order, and Central Illinois Light Co. and the AES Corp., 87 FERC P. 61,293 (1999).

Exhibit E

     Income statement for the most recent 12 month period only, on an actual basis and on a pro forma basis in the form prescribed for Statement C of the FPC

Annual Report Form No.1 prescribed by Sec. 141.1 of this Chapter. The adjustments necessary to arrive at the pro forma statements should be clearly identified.

     As indicated before in this Application, none of the financial statements of SIGECO will be affected by the proposed transaction. Therefore, no useful purpose would be served by requiring the filing of financial data showing the impact of the transaction on a pro forma basis. Applicants respectfully request a waiver of the requirement to file this information. See Merger Order, and Central Illinois Light Co. and the AES Corp., 87 FERC P. 61,293 (1999).

Exhibit F

     An analysis of retained earnings for the period covered by the income statements referred to in exhibit E.

     As indicated before in this Application, none of the financial statements of SIGECO will be affected by the proposed transaction. Therefore, no useful purpose would be served by requiring the filing of financial data showing the impact of the transaction on a pro forma basis. Applicants respectfully request a waiver of the requirement to file this information. See Merger Order, and Central Illinois Light Co. et al. 87 FERC 61,293 (1999).


Exhibit G

     A copy of each application and exhibit filed with any other Federal or State regulatory body in connection with the proposed transaction, and if action has been taken thereon, a certified copy of each order relating thereto.

     Copies of Applicants' Form U-1, Declaration Under the Public Utility Holding Company Act of 1935 and Amendment are attached hereto as Exhibit G.

Exhibit H

     A copy of all contracts in respect to the sale, lease, or other proposed disposition, merger or consolidation of facilities, or purchase of securities, as the case may be, together with copies of all other written instruments entered into or proposed to be entered into by the parties to the transaction pertaining thereto.

     A copy an internal  memorandum  related to the  Reorganization is enclosed.
Exhibit I


     A general or key map on a scale of not more than 20 miles to the inch showing in separate colors the properties of each party to the transaction, and distinguishing such parts of them as are included in the proposed disposition, consolidation or merger. The map should also clearly indicate all interconnections and the principal cities of the area served. Whenever possible, the map should not be over 30 inches in its largest dimension.

     A map of the jurisdictional facilities involved in the transaction is attached as Exhibit E to SIGECO's Application for Authorization and Approval of Merger under Section 203 of the Federal Power Act, filed on August 13, 1999, in Docket No. EC99-106-000 ("Merger Application"), and is incorporated herein by reference.

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

Southern Indiana Gas & Electric Company     )
Vectren Utility Holdings, Inc.              )        Docket No. EC00-___-000
Vectren Corporation                         )



                       NOTICE OF APPLICATION FOR APPROVAL
                           OF CORPORATE REORGANIZATION

         Take notice that on July 10, 2000, Southern Indiana Gas & Electric Company ("SIGECO"), Vectren Corporation ("Vectren") and Vectren Utility Holdings, Inc. ("VUHI"), filed with the Federal Energy Regulatory Commission an application for approval of corporate reorganization under Section 203 of the Federal Power Act. The proposed Reorganization involves a change in the ownership structure of SIGECO, that will be accomplished by Vectren contributing the stock of SIGECO to its newly formed, wholly-owned subsidiary, VUHI.

         Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, NE, Washington, DC 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). All such motions or protests should be filed on or before ___________. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of these filings are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                                     David P. Boergers,
                                                     Secretary

                             CERTIFICATE OF SERVICE

     I hereby certify that I have this day served the foregoing document upon

         Chairman William D. McCarty
         Indiana Utility Regulatory Commission
         Indiana Government Center South
         302 West Washington Street
         Room E-306
         Indianapolis, IN 46204

         Jerry Schitter
         Jim Stallman
         P. O. Box 750
         Jasper, IN 47547

         Jack Joyce
         P.O. Box 9
         Tell City, IN 47586

         Dave Mullholland
         508 E 4th Street
         Huntingburg, IN 47542

         Mayor Pam Hendrickson
         P. O. Box 585
         Boonville, IN 47601

         Henry Haake
         P. O. Box 7
         Ferdinand, IN 46532

         Steve Seibert
         610 Washington
         Cannelton, IN 47520

         Gary Dougan
         ALCOA Generating Station
         P. O. Box 10
         Newburgh, IN 47630


         Dated at Washington, D.C. this 10th of July, 2000.


                                                     --------------------
                                                     Sonia Mendonca

               List of Additional Vectren Corporation Subsidiaries

1.  Vectren  Utility  Holdings,   Inc.  is  a  holding  company  which  provides
environmental and other services to Vectren's utility companies.

2. Vectren Generation Services, Inc. is an intermediate holding company under Vectren for Southern Indiana Minerals, Inc. and Vectren Fuels, Inc.

3. Southern Indiana Minerals, Inc. processes and markets coal combustion by-products.

4. Vectren Fuels, Inc. owns and operates coal mining properties, including a one-hundred percent (100%) ownership interest in Cypress Creek Mine, Inc., Prosperity Mine, LLC and Cypress Creek Mine, LLC and a ninety-nine percent (99%) ownership interest in SFI Coal Sales, LLC.

5. Vectren Foundation, Inc. is a non-profit corporation under Vectren, which makes contributions to organizations and communities in which Vectren provides utility services.

6. Vectren Resources, LLC primarily provides information technology resources to Vectren and its subsidiaries.

7. Vectren Capital Corp., and its direct subsidiary, IEI Capital Corp., are financing vehicles for Vectren's non-regulated subsidiaries.

8. Vectren Enterprises, Inc. is a intermediate holding company for five non-regulated businesses: Vectren Communications, Inc., Vectren Energy Services, Inc., Vectren Financial Group, Inc., Vectren Utility Services, Inc. and Vectren Ventures, Inc.

9. Vectren Communications, Inc. is a holding company for SIGCORP Communications Services, Inc., which conducts communications-related strategic initiatives.

10. SIGECO Advanced Communications, Inc. holds Vectren's investment in SIGECOM, Inc. and Utilicom Networks, LLC. Utilicom Networks, LLC is a joint venture between Advanced Communications, Inc. and Utilicom Networks, Inc., which markets and provides enhanced communications services over a high-capacity fiber-optic network in SIGECO's service territory.

11. Vectren Energy Services, Inc. is an intermediate holding company for Vectren Energy Solutions, Inc., which holds a one-hundred percent (100%) interest in SIGCORP Energy Services, Inc., Energy Systems Group, Inc., Vectren Environmental Services, Inc., Indiana Energy Services, Inc. (dormant) and SIGCORP Power Marketing, Inc. (dormant), and a fifty percent (50%) ownership interest in ProLiance Energy, LLC.

12. SIGCORP Energy Services, Inc. has a ninety-nine percent (99%) ownership interest in SIGCORP Energy Services, LLC, which provides natural gas, pipeline management and other natural gas related services, through its ownership interest in SIGCORP Gas Marketing, LLC, Ohio Valley Hub, LLC and Signature Energy Management, LLC.

13. Energy Systems Group, Inc. has a two-thirds ownership interest in Energy Systems Group, LLC, an energy-related performance contracting firm serving industrial and commercial customers.

14. Vectren Environmental Services, Inc. holds a fifty-one percent (51%) ownership interest in Air Quality Services, LLC, a joint venture created to provide air quality monitoring and testing services to industry and utilities.

15. ProLiance Energy, LLC provides gas and power to more than 1,000 commercial, industrial, municipal residential and utility customers.

16. Vectren Financial Group, Inc. is an intermediate holding company for the following entities: Southern Indiana Properties, Inc., Vectren Synfuels, Inc. and Energy Realty, Inc.

17. Southern Indiana Properties, Inc. makes investments in real estate, which include: SIP-GT I, Inc., Southwest Lease Capital, Inc., Southern Indiana Joint Ventures, Inc., MCN Equities, Inc. and Joint Ventures Affiliated, Inc.

18. Vectren Synfuels, Inc. owns a limited partnership in Pace Carbon Synfuels Investors, L.P., which produces and sells coal-based synthetic fuel that qualifies for federal tax credits.

19. Energy Realty, Inc. invests in real estate and affordable housing, including a ninety-eight percent (98%) ownership interest in BCI Holding Co., LLC.

20. Vectren Utility Services, Inc. holds investments in non-regulated subsidiaries which provide various services to Vectren, and include Reliant Services, LLC, CIGMA, LLC, IEI Financial Services, LLC and Utility Debt Collectors, Inc. (dormant).

21. Reliant Services, LLC is an underground locating, construction and meter reading company.

22. CIGMA, LLC is a regional supplier of materials and integrated supply solutions to the energy market and related industries.

23. IEI Financial Services, LLC performs third-party collections, energy-related equipment leasing and related services.

24. Vectren Ventures, Inc. invests in energy-related companies and projects and holds the remainder one percent (1%) interests in Vectren Resources, LLC, SIGCORP Energy Services, LLC and IEI Financial Services, LLC.

                                  ATTACHMENT A

                          PROPOSED CORPORATE STRUCTURE

                              AFTER REORGANIZATION

                            AND LIST OF SUBSIDIARIES

                                  ATTACHMENT B

                          AFFIDAVIT OF DAVID B. PATTON

                                  ATTACHMENT C

                                NOTICE OF FILING

                                    EXHIBIT G

                      DECLARATION UNDER THE PUBLIC UTILITY

                           HOLDING COMPANY ACT OF 1935

                                    EXHIBIT H

                               INTERNAL MEMORANDUM